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                                                                   EXHIBIT 99.14

                                  LAW OFFICES
           CHRISTENSEN, WHITE, MILLER, FINK, JACOBS, GLASER & SHAPIRO
               A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
                            2121 AVENUE OF THE STARS
                                EIGHTEENTH FLOOR
                      LOS ANGELES, CALIFORNIA  90067-5010
                                 (310) 553-3000
                               FAX (310) 556-2920



                                                  April 3, 1996



Mr. William P. Foley
Chairman and Chief Executive Officer
Fidelity National Financial, Inc.
17911 Von Karman Avenue, Suite 500
Irvine, California  92714

Dear Mr. Foley:

        I have been asked to respond to your letter of March 29, 1996 directed to Mr. Burt Sugarman.

        First, with respect to your references to Fidelity's accumulation of the stock of GIANT GROUP, INC. ("GIANT") and the merger proposal you submitted to GIANT, the complaint filed by GIANT on December 19, 1995 and our letter to you dated February 22, 1996 speak to both of these points and no more needs to be said.

        You also express concern about a possible delay of GIANT's annual meeting. This delay has been caused directly by your obvious reluctance to sit down and be deposed on the facts surrounding the accumulation of GIANT stock by you, Mr. Davenport, the clients of both Mr. Davenport and Bob Martyn, the trading back and forth between the accounts that took place, the trading on confidential information and the various other violations that took place. GIANT has the right to obtain this testimony as part of its effort to enjoin the voting of the improperly obtained stock.

        Despite the problems caused by this delay, GIANT will of course, fully comply with applicable law in connection with its annual meeting.

                                               Sincerely,


                                               /s/ TERRY CHRISTENSEN
                                               ---------------------

TC/pl



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